Exhibit 10.1
CELGENE CORPORATION

WAIVER

This WAIVER, dated as of September 26, 2013, is made by Celgene Corporation (the “Corporation”).

Reference is made to those Warrants to Purchase Common Stock of Tengion, Inc., dated as of June 28, 2013, that are held by the Corporation (the “Warrants”).  Reference is also made to those Warrants to Purchase Common Stock of Tengion, Inc., dated as of June 28, 2013, that were issued in connection with $18,576,000.00 million of senior secured convertible notes purchased by investors on June 28, 2013 (the “Investor Warrants”).  Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to them in the Warrants.

The Corporation hereby waives any adjustment to the Exercise Price of the Warrants under Section 5(h)(i) of the Warrants that would be effected at any time pursuant to such Section 5(h)(i) if any such adjustment would result in such Exercise Price being reduced to any amount that is  equal to or greater than the exercise price of the Investor Warrants in effect prior to the time such adjustment would be effected.

If any such adjustment under such Section 5(h)(i) would result in the Exercise Price of the Warrants being reduced to less than the exercise price of the Investor Warrants in effect immediately prior to any adjustment of the Investor Warrants that is to be made as a result of the similar provision in the Investor Warrants, then, pursuant to and in accordance with the provisions such Section 5(h)(i), following such adjustment to the Exercise Price of the Warrants and the adjustment to the exercise price of the Investor Warrants as a result of such similar provision, the Exercise Price of the Warrants shall be the same as the exercise price of the Investor Warrants.  By way of illustration, if the Applicable Post Registration Price is $0.62 and, immediately prior to the expiration of the Post Registration Period, the Exercise Price of the Warrants is $1.01 and the exercise price of the Investor Warrants is $0.69, then both the Exercise Price of the Warrants and the exercise price of the Investor Warrants will be reduced to $0.62.

For the avoidance of doubt, other than as specifically set forth herein, the Corporation’s rights and obligations under the Warrants shall remain unaffected by this Waiver, and shall continue in full force and effect.

IN WITNESS WHEREOF, this Waiver is made as of the date first set forth above.

CELGENE CORPORATION

By:	/s/ Perry Karsen
Name: Perry Karsen
Title: CEO, Celgene Cellular Therapeutics